EXIBIT 99.1
[NTL Logo]


FOR IMMEDIATE RELEASE

NTL ADVANCES EUROPEAN BROADBAND STRATEGY WITH PARTNERSHIP TO BUY 49.9% OF NOOS,
                       FRANCE'S LEADING BROADBAND COMPANY

- Broad and deep coverage of central and suburban Paris plus other major French cities with a total of 3,179,377 franchise homes and businesses, 2,563,473 homes and businesses passed and 736,812 subscribers

- The deal builds on NTL's strategy of accelerating a presence in other key European cities including, on a proforma basis, London, Dublin, Zurich, Frankfurt and Stockholm

- NTL to partner with Morgan Stanley Dean Witter Private Equity to acquire France Telecom's 49.9% stake in Noos in the proportions of 27.0% to NTL and 22.9% to Morgan Stanley Dean Witter Private Equity. Suez Lyonnaise des Eaux will retain 50.1% of the company.


New York, New York (August 7, 2000) - NTL Incorporated (NASDAQ and EASDAQ: NTLI) announced today that it has signed an agreement in partnership with Morgan Stanley Dean Witter Private Equity to buy France Telecom's 49.9% stake in Noos. NTL will acquire 27% of the company for approximately $627 million, based on an enterprise value of Euro 2.7 billion ($2.45 billion) and will take two seats on the Board. Morgan Stanley Dean Witter Private Equity will acquire 22.9% of the company, also with two Board seats. Suez Lyonnaise des Eaux will retain 50.1% of the company with five Board seats. The deal is expected to close in late 2000.

Barclay Knapp, CEO of NTL Inc., commented:

"This represents another major step forward in our European broadband strategies. In Noos, the market leading French broadband company, we now have a strong position to grow revenues from bundled subscriptions to cable TV, Internet and telephony across the whole of France, but most notably in Paris, which represents the majority of the telecommunications market in France. We believe that NTL's experience in driving broadband penetration will be invaluable in exploiting Noos' full potential."

About Noos

Noos offers cable TV, telephony and Internet services to a total of 736,812 subscribers (as at July 2000) and its network passes 2,563,473 homes and businesses. There are an estimated 2,686,722 homes and 492,655 businesses in Noos franchise areas. Noos has an estimated 26% share of the French cable TV market and in 1999 had revenues of $175 million. The Company currently provides high speed Internet access to over 44,000 homes and businesses in France.

France Telecom ("FT") and Suez-Lyonnaise des Eaux ("SLDE") agreed in late 1999 to form Noos through combining SLDE's French cable operations with FT's related cable network assets into a new company. SLDE is contributing its cable operations (79.8% of Lyonnaise Communications ("LC"), 75.5% of Paris Cable ("PC")) and its concessive cable networks (100% of Auxipar). FT is contributing the network infrastructure operated by LC and PC as well as its minority interests in LC (20.2%) and PC (24.5%). The combined assets create France's leading integrated cable operator with a presence in more than 100 municipalities including the highly attractive Greater Paris region. In addition to Paris, Noos' network covers medium-sized markets mainly in urban areas including Annecy, Besancon, Cannes, Chalon, Chambery, Clermont-Ferrand, Dijon, Epinal, Herouville Saint-Clair, Le Mans, Lievin, Menton, Orleans, Rumilly, Sarcelles, and the South West area (Montauban, Pau and Tarbes).

The Company operates a fully digital 860Mhz HFC network comprising over 16,000 km of coaxial and approximately 4,000 km of fiber cable. This network provides the Company with a unique platform to implement a successful broadband strategy in France. In addition, Noos has secured long term access rights to underground ducts for future network upgrade.

Premier European Footprint

The investment in Noos builds on NTL's strategy of investing in highly desirable European telecommunications markets. Pro-forma for all our announced and closed transactions, NTL and its subsidiaries will have the premier broadband footprint in Europe, with presence in key European markets;

-    Europe's three biggest financial centers - London, Paris and Frankfurt;
-    Europe's wealthiest population - Switzerland;
-    Europe's most buoyant economy - Ireland;
- Europe's most highly penetrated Internet market, Sweden - where B2, our affiliate, is aggressively rolling out ethernet and fiber based services throughout Scandinavia.

NTL has secured  broad and deep  coverage  in major  cities  throughout  Europe:
London, Manchester, Glasgow, Dublin, Zurich, Basle, Geneva, Frankfurt, Paris and Stockholm, giving access to over 18 million franchise homes plus businesses in these key cities.

Noos compliments NTL's core business of bundled CATV, telephony and Internet in addition to its existing French "1G" cable franchises in the Ile-de-France region, which, combined with the central Paris region served by Noos, analysts estimate to represent over 40% of the French communications market.

France's media and communications market is one of Europe's most attractive given its size, growth potential and profitability. France is Europe's third largest country with a population over 58 million; the Greater Paris area alone contains 16.4 million people, representing 28% of the French population.

Despite having relatively low penetration (37% of homes passed) and relatively low cable coverage (32% of all homes), France is Europe's fourth largest CATV market. The $22 billion French telecom market ranks second in Europe and fifth in the world, with metropolitan Paris comprising over 40% of the French market. The French broadband market offers one of the best opportunities for growth among major European markets given its relatively low penetration of CATV, PC and Internet, and the current boom in take up of internet and broadband technologies.

This transaction ensures significant participation by NTL in this highly attractive market and offers substantial opportunities for growth, building on NTL's considerable market expertise and success in its existing operations.

Financing of NTL's investment

NTL's 27% stake, which will cost approximately $627 million, is being financed through the issuance of 12-month redeemable preferred stock to France Telecom for 80% of the consideration and 6-year redeemable preferred stock for the remaining 20%. It is anticipated that redemption of the preferred stock will be made from available funds.

                                                               * * * * *

Contacts:

In the U.S.: Tel: 212-906-8440 or e-mail:  investor_relations@ntli.com
- John F.Gregg, Chief Financial Officer
- Richard J. Lubasch,  Executive Vice President, General  Counsel
- Bret  Richter,  Vice  President  -  Corporate  Finance  and Development
- Erik Tamm, Investor Relations

In the UK: Tel: +44 20 7909 2000
- Aizad Hussain,  Managing Director - Corporate Finance  and  Development
- Rob  Savignol,  Director -  Corporate  Finance  and Development
- Alasdair  Steele,  Director - Corporate  Finance and  Development, Legal

Press  Contacts:
- Will  Robson,  NTL (UK) - +44 1256 752661/ +44 7050 094371
- Dominic Shales, Hill & Knowlton (UK) - +44 7976 248321/ +44 20 7413 3142

Or visit www.ntl.com